Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 21, 2022
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CAOak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended December 31, 2021, consolidated net income was $3,466,000 or $0.42 per diluted share (EPS), as compared to $4,554,000, or $0.56 EPS, for the prior quarter and $4,649,000, or $0.57 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2021, totaled $16,337,000, or $2.00 EPS, representing an increase of 19.4% compared to $13,687,000 or $1.68 EPS for 2020.

The fourth quarter net income decrease was primarily due to a decrease in Paycheck Protection Program (PPP) loan interest and fee income to $1,254,000 during the fourth quarter, compared to $2,679,000 during the third quarter of 2021 and $2,150,000 during the fourth quarter of 2020. The year-to-date increase in net income was mainly due to PPP loan interest and fee income of $8,726,000 in 2021, as compared to $4,720,000 in 2020. Additionally, a reversal of loan loss provisions totaling $635,000 was recognized during the fourth quarter and year-to-date period of 2021, as compared to a reversal of $338,000 during the fourth quarter of 2020 and provisions of $2,165,000 for the year-to-date period of 2020.

The Company has benefited from loan growth, excluding PPP loans, of $27.2 million, and investment portfolio growth of $45.7 million, during the year ended December 31, 2021. This growth in earning assets contributed to net interest income expansion and helped to offset the yield reduction resulting from the current low interest rate environment. $345 million has been funded in new PPP loans since the commencement of the PPP loan program, of which $314 million has been paid down through SBA forgiveness payments, leaving an outstanding balance of $31 million as of December 31, 2021.

“Our team had a truly dynamic performance in 2021. Their work to support local businesses, during these challenging times has been remarkable and we simply couldn’t be more pleased with the way they have put our core values front-and-center in the execution of our mission. Their hard work and dedication was instrumental in helping us reach record level earnings for the year,” stated Chris Courtney, Chief Executive Officer.

Net interest income was $11,309,000 and $48,835,000 for the fourth quarter and year ended December 31, 2021, respectively, compared to $13,296,000 during the prior quarter, $12,128,000 for the fourth quarter of 2020 and $44,957,000 for the year ended December 31, 2020. The fourth quarter decrease compared to prior quarters is attributable to the decrease in PPP loan interest and fees as described above. The year over year increase is attributable to an increase in interest and fees on PPP loans and organic growth as mentioned above.

Net interest margin was 2.55% and 3.04% for the fourth quarter and year ended December 31, 2021, respectively, as compared to 3.49% and 3.59% for the same periods of 2020. The interest margin compression was mainly due to an increase in low-yielding cash balances driven by deposit growth and PPP loan forgiveness payments, and from lower overall market rates triggered by the FOMC rate cuts in March 2021, which continue to adversely impact earning asset yields as they reprice and mature.

Non-interest income for the fourth quarter and year ended December 31, 2021, totaled $1,542,000 and $5,426,000, respectively, compared to $1,303,000 during the prior quarter, $1,280,000 for the fourth quarter of 2020, and $4,815,000 for the year ended December 31, 2020. The fourth quarter and year-to-date increases compared to prior periods was mainly due to increases recognized on debit card transaction fees, gains on called investment securities, and investment advisory fees.

Non-interest expense for the fourth quarter and year ended December 31, 2021, totaled $8,877,000 and $33,219,000, respectively, compared to $8,407,000 during the prior quarter, $8,040,000 for the fourth quarter of 2020 and $29,864,000 for the year ended December 31, 2020. The fourth quarter and year-to-date increases compared to prior periods correspond to staffing expense, general operating costs related to servicing the growing loan and deposit portfolios, and a decrease in deferred costs associated with funded loans, which is recorded against salary expense.

Total assets were $1.96 billion at December 31, 2021, an increase of $107.6 million over September 30, 2021, and $452.9 million over December 31, 2020. Gross loans were $860.0 million as of December 31, 2021, a decrease of $12.1 million from September 30, 2021, and $153.1 million from December 31, 2020. The fourth quarter and year-to-date decreases in gross loans were due to decreases in PPP loan balances of $36.0 million and $180.3 million, respectively, as a result of PPP forgiveness payments received from the SBA. The Company’s total deposits were $1.81 billion as of December 31, 2021, an increase of $105.8 million over September 30, 2021, and $439.2 million over December 31, 2020.

“We’ve had transformative growth in our balance sheet over the past two years. At the same time, we have seen considerable changes on the competitive front resulting from recent consolidation within the industry. Coupled together, these factors instill optimism in our outlook for the road ahead,” summarized Rick McCarty, President and Chief Operating Officer.

Non-performing assets remained at zero as of December 31, 2021, as they were as of September 30, 2021 and December 31, 2020. The allowance for loan losses as a percentage of gross loans decreased to 1.25% at December 31, 2021, compared to 1.30% at September 30, 2021, and increased from 1.12% at December 31, 2020, as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains stable. The decrease compared to September 30, 2021 is due to the $635,000 reversal of loan loss provisions associated with general improvements in credit risk metrics within our loan portfolio. The increase compared to 1.12% as of December 31, 2020 is due to the decrease in outstanding PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The $635,000 reversal in the fourth quarter of 2021 compares to a reversal of $338,000 during the fourth quarter of 2020 corresponding to the reduction in non-accrual loans, and an aggregate provision for loan losses of $2,165,000 for the year ended December 31, 2020. The 2020 provision for loan loss is commensurate with growth of the loan portfolio and includes a COVID-19 related discretionary adjustment. During the second quarter of 2020, qualitative risk-based discretionary adjustments were made to the allowance for loan losses in connection with the COVID-19 pandemic and corresponding economic stress. These discretionary adjustments are continuously evaluated based on current levels of credit risk to borrowers impacted by the COVID-19 pandemic.

The Board of Directors of Oak Valley Bancorp at their January 18, 2022, meeting declared the payment of a cash dividend of $0.15 per share of common stock to its shareholders of record at the close of business on January 31, 2022. The payment date will be February 11, 2022 and will amount to approximately $1,236,000. This is the first dividend payment made by the Company in 2022.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company has received regulatory approval to open a new office in Roseville, which is slated for Spring 2022.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors, and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2021	2021	2021	2021	2020

Net interest income	$11,309	$13,296	$11,988	$12,242	$12,128
(Reversal of) provision for loan losses	(635)	-	-	-	(338)
Non-interest income	1,542	1,303	1,405	1,176	1,280
Non-interest expense	8,877	8,407	8,215	7,720	8,040
Net income before income taxes	4,609	6,192	5,178	5,698	5,706
Provision for income taxes	1,143	1,638	1,218	1,341	1,057
Net income	$3,466	$4,554	$3,960	$4,357	$4,649

Earnings per common share - basic	$0.43	$0.56	$0.49	$0.54	$0.57
Earnings per common share - diluted	$0.42	$0.56	$0.48	$0.53	$0.57
Dividends paid per common share	$-	$0.145	$-	$0.145	$-
Return on average common equity	9.75%	13.01%	11.77%	13.44%	14.58%
Return on average assets	0.72%	1.00%	0.93%	1.12%	1.23%
Net interest margin (1)	2.55%	3.17%	3.09%	3.43%	3.49%
Efficiency ratio (2)	67.45%	55.94%	59.55%	55.47%	58.28%

Capital - Period End
Book value per common share	$17.31	$16.97	$16.60	$16.02	$15.78

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.02%	0.02%	0.00%
Loan loss reserve/ gross loans	1.25%	1.30%	1.20%	1.10%	1.12%

Period End Balance Sheet
($ in thousands)
Total assets	$1,964,599	$1,856,759	$1,764,464	$1,665,394	$1,511,478
Gross loans	860,037	872,110	943,894	1,028,776	1,013,115
Nonperforming assets	-	-	362	362	-
Allowance for loan losses	10,738	11,351	11,327	11,312	11,297
Deposits	1,806,966	1,701,180	1,614,480	1,517,785	1,367,809
Common equity	142,612	139,788	136,620	131,942	129,694

Non-Financial Data
Full-time equivalent staff	205	196	188	183	183
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,239,099	8,239,099	8,231,983	8,235,939	8,218,873
Period average - basic	8,151,250	8,148,277	8,145,538	8,134,831	8,129,045
Period average - diluted	8,188,003	8,182,780	8,177,714	8,166,178	8,155,890

Market Ratios
Stock Price	$17.40	$17.54	$18.17	$17.15	$16.62
Price/Earnings	10.31	7.91	9.32	7.90	7.32
Price/Book	1.01	1.03	1.09	1.07	1.05

	YEAR ENDED DECEMBER 31,
($ in thousands, except per share)	2021	2020

Net interest income	$48,835	$44,957
Provision for loan losses	(635)	2,165
Non-interest income	5,426	4,815
Non-interest expense	33,219	29,864
Net income before income taxes	21,677	17,743
Provision for income taxes	5,340	4,056
Net income	$16,337	$13,687

Earnings per common share - basic	$2.01	$1.68
Earnings per common share - diluted	$2.00	$1.68
Dividends paid per common share	$0.29	$0.28
Return on average common equity	11.96%	11.40%
Return on average assets	0.93%	1.00%
Net interest margin (1)	3.04%	3.59%
Efficiency ratio (2)	59.43%	58.20%

Capital - Period End
Book value per common share	$17.31	$15.78

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Loan loss reserve/ gross loans	1.25%	1.12%

Period End Balance Sheet
($ in thousands)
Total assets	$1,964,599	$1,511,478
Gross loans	860,037	1,013,115
Nonperforming assets	-	-
Allowance for loan losses	10,738	11,297
Deposits	1,806,966	1,367,809
Common equity	142,612	129,694

Non-Financial Data
Full-time equivalent staff	205	183
Number of banking offices	17	17

Common Shares outstanding
Period end	8,239,099	8,218,873
Period average - basic	8,145,028	8,123,386
Period average - diluted	8,178,740	8,138,528

Market Ratios
Stock Price	$17.40	$16.62
Price/Earnings	8.68	9.86
Price/Book	1.01	1.05

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.